UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (date of earliest event reported):
August 9, 2005
Maxtor Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-16447 (Commission File No.)	77-0123732 (I.R.S. Employer Identification No.)
500 McCarthy Blvd., Milpitas, California 95035
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(408) 894-5000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     The Purchase Agreement
     On August 9, 2005, Maxtor Corporation (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with Citigroup Global Markets Inc., as representative of itself, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. (the “Initial Purchasers”), for the purchase of an aggregate principal amount of $300 million of 2.375% Convertible Senior Notes due 2012 (the “Notes”), with an overallotment option for an additional $45 million aggregate principal amount of the Notes.
     The above description of the Purchase Agreement is qualified in its entirety by reference to the terms of the Purchase Agreement, a copy of which will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.
     The Indenture
     On August 15, 2005, the Company entered into an Indenture (the “Indenture”) with U.S. Bank National Association, as trustee, governing the Notes. The Indenture sets forth the rights and provisions governing the Notes, which include the following:
     Interest payments, redemption and acceleration. Interest is payable on the Notes semi-annually in arrears beginning February 15, 2006. The Notes may be redeemed, in whole or in part, at the Company’s option on or after August 20, 2010 at 100.68% of the principal amount or on or after August 15, 2011 at 100.34% of the principal amount, in each case, plus any accrued and unpaid interest. In addition, the holders of the Notes may require the Company to repurchase all or a portion of the Notes for 100% of the principal amount, plus any accrued and unpaid interest, upon the occurrence of certain fundamental changes. Repayment of amounts due under the Notes will be accelerated in the event of bankruptcy or insolvency, and may be accelerated by the trustee or holders of 25% of the Notes’ principal value immediately upon default of payment of principal or after thirty days upon failure to pay interest when due or upon the Company’s default on its conversion or repurchase obligations, failure of the Company to give timely notice of a fundamental change, failure of the Company to comply with any of its other agreements in the Notes or indenture, or upon cross-default by the Company or a designated subsidiary (as defined in the Indenture) for failure to make a payment at maturity or the acceleration of other debt of the Company or a designated subsidiary, in either case exceeding $50 million.
     Conditions to conversion. The Notes will be convertible into cash and, if applicable, shares of the Company’s common stock at an initial conversion rate, subject to adjustment, of 153.1089 shares per $1,000 principal amount of Notes (which represents an initial conversion price of approximately $6.53 per share), only under certain circumstances. Such circumstances include the closing sale price of the Company’s stock exceeding 110% of the conversion price for a specified period, the trading price per $1,000 principal amount of the Notes being below 100% of the conversion value of the Notes during a specified period, certain corporate transactions, events or fundamental changes occurring or the Company calling the Notes for redemption.
     Settlement upon conversion. Upon conversion, the Company will deliver cash for the lesser of the principal amount of the Notes or the conversion value of the Notes, where conversion value is the conversion rate then in effect multiplied by the market price of the Company’s common stock price for a specified period. To the extent that the conversion value exceeds the principal amount of the Notes, the Company will, at its election, pay cash or issue shares of its common stock with a value equal to the value of such excess.
     Adjustment of conversion rate. If Notes are surrendered for conversion in connection with certain fundamental changes, holders may be entitled to an increase in the conversion rate for Notes surrendered for conversion in connection with such fundamental changes unless the Company elects to change its conversion obligation to provide for conversion of the Notes into shares of an acquiring company’s common stock.
     Exchange in lieu of conversion. If Notes are surrendered for conversion, the Company may direct the conversion agent to surrender, those Notes to a financial institution designated by us for exchange, in lieu of conversion, into a number of shares of our common stock equal to the applicable conversion rate, plus cash for any fractional shares, or cash or a combination of cash and shares of our common stock in lieu thereof. Any Notes exchanged by the designated institution will remain outstanding.

     The foregoing description does not purport to be a complete description of the terms of the Indenture, the Notes or the rights of the holders of the Notes. Such description is qualified in its entirety by the terms of the Indenture and the form of the Notes, copies of which will be filed as an exhibit to Maxtor’s next quarterly report on Form 10-Q.
     The Resale Registration Rights Agreement
     On August 15, 2005, the Company entered into a Resale Registration Rights Agreement (the “Registration Rights Agreement”) with Citigroup Global Markets Inc., as representative of the Initial Purchasers. Pursuant to the terms of the Registration Rights Agreement, the Company agreed, for the benefit of the holders of the Notes, at the cost of the Company, to file with the Securities and Exchange Commission within 90 days after the original issuance of the Notes and use its best efforts to cause to become effective within 180 days after the original issuance of the notes, a shelf registration statement with respect to the resale of the Notes and the common stock issuable upon conversion of the Notes. In addition, the Company will be required to pay liquidated damages in the form of additional interest if it fails to register the Notes within, and to keep the shelf registration statement effect during the specified time periods. The Company is obligated to use its best efforts to keep the registration statement effective until the earliest of (a) two years after the last date of original issuance of any of the Notes, (b) the date when the holders of the Notes and the common stock issuable upon conversion of the Notes are able to sell all such securities immediately pursuant to Rule 144(k) under the Securities Act or (c) the date when all of the Notes and the common stock issuable upon conversion of the Notes are disposed of pursuant to the shelf registration statement or Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).
     The above description of the Registration Rights Agreement is qualified in its entirety by reference to the terms of the Registration Rights Agreement, a copy of which will be filed as an exhibit to Maxtor’s next quarterly report on Form 10-Q.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information provided in response to Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.
Item 3.02 Unregistered Sales of Equity Securities.
     The information provided in response to Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.
     The sale of the Notes closed on August 15, 2005. The aggregate principal amount of Notes offered was $300 million, with an overallotment option for an additional $45 million. The Company has paid to the Initial Purchasers in connection with this offering total commissions of $6,750,000, or $7,762,500 if the Initial Purchasers’ overallotment option to purchase Notes is exercised in full. The Company sold the Notes to the Initial Purchasers under an exemption from registration pursuant to Section 4(2) of the Securities Act. The Initial Purchasers re-sold the Notes in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act and sold the Notes to purchasers outside the United States in accordance with Regulation S under the Securities Act. Both the exemption under Section 4(2) of the Securities Act for the initial sale of the Notes and the Rule 144A and Regulation S exemptions for resale are available based upon the representations of the Initial Purchasers in the Purchase Agreement that, among other things, the Initial Purchasers would offer the Notes for resale in the United States solely to “Qualified Institutional Buyers,” as defined by Rule 144A under the Securities Act, and in compliance with the other provisions of Rule 144A.

Item 8.01 Other Events.
     On August 15, 2005, the Company issued a press release announcing the closing of the sale of the Notes. The press release is attached as Exhibit 99.1 to this Current Report of Form 8-K and is incorporated by reference into this Item 8.01.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits

Exhibit	Description

99.1	Maxtor Corporation press release dated August 15, 2005 regarding completion of sale of 2.375% Convertible Senior Notes Due 2012.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 15, 2005

MAXTOR CORPORATION
By:	/s/ Duston M. Williams
Name:	Duston M. Williams
Title:	Executive Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Maxtor Corporation press release dated August 15, 2005 regarding completion of sale of 2.375% Convertible Senior Notes Due 2012.